UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2008

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 7.01. Regulation FD Disclosure.
Item 8.01. Other Events.
SIGNATURES

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Neil Berkett as director

On April 7, 2008, the board of directors (the “Board”) of Virgin Media Inc. (the “Company”) appointed Neil Berkett, the Company’s chief executive officer (“CEO”), as director in Class II of the Board. Prior to his appointment, Mr. Berkett agreed that he would resign from his position as a director of the Company and the Company’s subsidiaries in the event that he should no longer serve as the Company’s CEO.

Approval of the Virgin Media Inc. 2008 Bonus Scheme

On April 7, 2008, the compensation committee of the Board (the “Compensation Committee”) approved the Company’s 2008 bonus scheme (the “2008 Bonus Scheme”) covering the majority of the Company’s employees, including the Company’s named executive officers. The 2008 Bonus Scheme offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5 - 100% of base salary (depending on employee level) for on-target performance with a potential maximum payment of double the on-target percentage. Employees also have the opportunity to earn up to 1.2 times the on-target bonus amount depending on the employee’s individual personal performance during the year.   In order for any bonuses to be payable, the Company must achieve a qualifying performance target (the “Qualifying Gate”). Once the Qualifying Gate has been achieved, bonuses will be paid on or around March 31, 2009 based on full year group and individual performance in respect of metrics that vary depending upon the relevant division and function.  Payments made under the 2008 Bonus Scheme will be approved by the Compensation Committee.

2008-2010 Long-Term Incentive Plan

The Compensation Committee also approved the Company’s 2008-2010 long-term incentive plan (“2008 LTIP”), which includes the grant of stock options and restricted stock units to its executive officers and other key employees of the Company and its subsidiaries.  A further Form 8-K will be filed by the Company at the time that the grants are determined and made under the 2008 LTIP.

The options and restricted stock units will each be set at a level such that the fair value of the awards at the grant date will be equal to 50% of the recipient’s annual base salary, giving a total fair value of 100% of base salary.

The fair value of the options awarded under the 2008 LTIP will be determined using the Black-Scholes valuation method, and the exercise price is equal to the stock price on the date of grant.  The options will have a ten-year term and will vest, subject to continued employment, in twenty percent increments on each of January 1, 2009, 2010, 2011, 2012 and 2013, subject to accelerated vesting in the event of a change in control of the Company.

The fair value of the restricted stock units awarded under the 2008 LTIP will be based on the market value of the Company’s common stock as of the date of grant. The restricted stock units will vest if (1) the Company meets certain performance goals based on its long-term model for cumulative group simple cash flow in respect of the period from January 1, 2008 through December 31, 2010 and (2) the award recipient remains continuously employed by the Company or any of its subsidiaries through the payment date, which will be not later than April 30, 2011.  Each restricted stock unit agreement will establish a minimum level of performance below which no restricted stock units will vest, an intermediate level of performance at which half of the restricted stock units (with a grant date fair value of 50% of base salary (based on the value of the restricted stock units on the grant date)) will vest, and a maximum level of performance at which all of the restricted stock units (with a grant date fair value of 100% of base salary (based on the value of the restricted stock units on the grant date)) will vest.  Between these thresholds, vesting will be extrapolated on a linear basis.  Equivalent payments may be made in cash rather than common stock at the Compensation Committee’s discretion. If the award recipient’s employment terminates prior to the payment date, the restricted stock units will be forfeited.  The vesting of the restricted stock units will not accelerate in the event of a change in control of the Company.

Item 7.01. Regulation FD Disclosure.

Recent Developments

The Company released the following preliminary information about the performance of its segments in the first quarter:

Cable:  Cable continued to perform well.  RGU net adds continued to be strong.  Monthly on net consumer churn declined from 1.4% in the fourth quarter to 1.2% in the first quarter.

Mobile:  Our mobile contract net adds continued to grow, although prepay churn increased in the first quarter due to increased competition.  We have taken steps to address prepay churn.  Based on applicable accounting rules, we continue to assess whether we should adjust the carrying value of our goodwill in Virgin Mobile in the first half of the year.

Content: Our content division performed in line with our budget and its recent performance, taking into account the seasonal variations noted in our fourth quarter earnings report.

These statements include "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  We are in the process of preparing our financial statements for the quarter ending March 31, 2008.  Matters addressed in that process, and the risk factors identified on page 3 and elsewhere in our Form 10-K filed on February 29, 2008, could cause our reported results to vary from the preliminary information described above.  We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Item 8.01.  Other Events.

On April 7, 2008, the Board increased the number of directors from six to seven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2008	VIRGIN MEDIA INC.

	By:	/s/ Bryan H. Hall
Bryan H. Hall
Secretary